Exhibit 5.1

STROOCK & STROOCK & LAVAN LLP 180 MAIDEN LANE NEW YORK, N.Y. 10038

December 21, 2010

UMH Properties, Inc. Juniper Business Plaza 3499 Route 9 North, Suite 3-C Freehold, New Jersey 07728

Ladies and Gentlemen:

You (the “Company”) have requested our opinion in connection with your filing with the Securities and Exchange Commission of a shelf registration statement on Form S-3 (the “Registration Statement”) registering up to $100,000,000 aggregate initial offering price of (i) shares of common stock, $0.10 par value per share (the “Common Stock”), and (ii) shares of preferred stock (the “Preferred Stock” and, together with the Common Stock, the “Securities”) to be issued to the public from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

In furnishing this opinion, we have examined copies of the Registration Statement, your Articles of Incorporation and By-Laws, as amended to date, and resolutions of the Board of Directors, adopted by unanimous written consent, authorizing the filing of the Registration Statement and the issuance of the Securities. We have also examined such other documents, papers, statutes and authorities as we deemed necessary to form a basis for the opinion hereinafter expressed. In our examinations of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of your officers and representatives and others.

Based upon and subject to the foregoing, it is our opinion that:

1.
The Common Stock have been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the Securities Act and such state “blue sky” or securities laws as may be applicable have been complied with, (b) the Company’s Board of Directors (or a duly authorized committee of such Board)  has duly authorized a specified number of shares of Common Stock for issuance on terms and for consideration determined by the Board (or such committee), which consideration shall not be less than the par value per share, and (c) the shares of Common Stock have been issued, delivered, and paid for, such shares of Common Stock will be legally issued, fully paid and nonassessable.

2.
The Preferred Stock has been duly authorized by all necessary corporate action of the Company and when (a) the applicable provisions of the Securities Act and such state “blue sky” or securities laws as may be applicable have been complied with, (b) the Company’s Board of Directors (or a duly authorized committee of such Board) has duly adopted and the Company has duly filed with the Secretary of State of Maryland Articles Supplementary to the Company’s Articles of Incorporation, reclassifying a specified number of shares of Common Stock to be shares of Preferred Stock and establishing the preferences, limitations and relative voting and other rights of each series of Preferred Stock prior to issuance thereof, (c) the Company’s Board of Directors (or a duly authorized committee of such Board) has duly authorized a specified number of shares of Preferred Stock for issuance on terms and for consideration determined by the Board (or such committee), and (d) the shares of Preferred Stock have been issued, delivered and paid for, such shares of Preferred Stock will be legally issued, fully paid and nonassessable.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York, the Maryland General Corporation Law the “MGCL”), subject to the limitation set forth in the next sentence, and the federal laws of the United States of America.  Although we are not admitted to practice in the State of Maryland, we are generally familiar with the MGCL and the opinions expressed herein with respect to matters of Maryland law are limited to and based solely on a review of the MGCL (excluding, however any case law construing the provisions of such statute or Maryland common law).  This opinion is limited to the laws as in effect on the date hereof.

We hereby consent to be named in the Registration Statement to be filed by you with the Securities and Exchange Commission under the Securities Act as attorneys who have passed upon the legality of the Securities to be registered by the Registration Statement; and we further consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STROOCK & STROOCK & LAVAN LLP